Exhibit 10.20

AMERICAN MULTI-CINEMA, INC.
RETIREMENT ENHANCEMENT PLAN

As Amended and Restated Generally Effective January 1,2006
and As Frozen Effective December 31,2006

AMERICAN MULTI-CINEMA, INC.
RETIREMENT ENHANCEMENT PLAN

i

SECTION IV - FORM AND COMMENCEMENT BENEFITS		7
4.1	Form of Benefits	7
4.2	Commencement of Benefits	7

SECTION V - AMENDMENT AND TERMINATION		8
5.1	Amendment or Termination	8

SECTION VI - ADMINISTRATION		8
6.1	Administrator	8
6.2	Claims Procedure	8

SECTION VII - MISCELLANEOUS		9
7.1	No Effect on Employment Rights	9
7.2	Funding	9
7.3	Spendthrift Provisions	9
7.4	Applicable Law	10
7.5	Incapacity of Recipient	10
7.6	Unclaimed Benefit	10
7.7	Select Group	10
7.8	Gender and Number	10

ii

AMERICAN MULTI-CINEMA, INC.
RETIREMENT ENHANCEMENT PLAN

American Multi-Cinema, Inc. (“AMC”) adopted this nonqualified retirement plan, effective March 29, 1996, in order to retain the services of certain key executives in their executive capacities with AMC or its Affiliates and to provide appropriate total retirement compensation to those executives. The Plan was amended effective July 31, 2003.

Effective January 1, 2006, AMC is amending and restating the Plan to update and clarify the application of several of its provisions, to incorporate the prior amendment, and to bring the Plan into compliance with the requirements of Code Section 409A effective January 1,2005.

Effective December 31,2006, the Company has elected to freeze the Basic Retirement Plan and, therefore, this Plan. Consistent with the manner in which the Basic Retirement Plan is being frozen, a Participant’s frozen Accrued Benefit will be calculated based on Compensation earned, Years of Service credited, and all applicable offsets under Section 3.2, all determined and fixed as of December 31, 2006.

SECTION I
DEFINITIONS

When used herein, the following terms shall have the meanings set forth below unless the context clearly indicates otherwise:

1.1          “Accrued Benefit” means the Normal Retirement Benefit calculated pursuant to Section 3.2 as of any date of determination. Prior to age 65, the Participant’s Primary Social Security benefit will be estimated using the Basic Retirement Plan valuation assumptions, and the Participant’s estimated benefits under Section 3.2(a)(iv) will be calculated by (i) projecting the amount of the various account balances to a Participant’s Normal Retirement Date using the long term rate of return used for the most recent Basic Retirement Plan valuation and (ii) converting that amount to an annuity using the interest and mortality assumptions used at the time to convert the Basic Retirement Plan benefit into a lump sum amount.

1.2          “Actuarial Equivalent” means the equivalent actuarial value, determined using the actuarial factors selected by the Administrator, based upon the advice of the consulting actuary retained by the Administrator.

1.3          “Administrator” means the Company or such other person or persons as may be designated by the Board.

1.4          “Affiliate” means any trade or business entity, or a predecessor company of such entity, if any, which is a member of a controlled group of corporations of which the Company is also a member.

1.5          “Basic Retirement Plan” means the Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as amended from time to time.

1.6          “Basic Retirement Plan Benefit” means the Actuarially Equivalent annual benefit to which a Participant is entitled from the Basic Retirement Plan. The Basic Retirement Plan Benefit is based upon the accrued monthly benefit to which a Participant is entitled, payable in the form of a single life annuity commencing on the Participant’s Normal Retirement Date and ending on the first day of the month during which the Participant’s death occurs. No additional Basic Retirement Plan Benefit will be accrued after December 31.2006.

1.7          “Board of Directors” means the Board of Directors of the Company.

1.8          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.9          “Company” means American Multi-Cinema, Inc. and any successor to it.

1.10        “Compensation” means the Participant’s annual base salary, including salary deferrals under Code Sections 401(k) and for 125, and a Participant’s cash bonus under the Company’s annual incentive program, but excluding any long term incentive compensation awards (including but not limited to stock options, restricted stock and deferred stock or cash awards) and any other special compensation. No Compensation earned by a Participant after December 31,2006 shall be included for any purpose hereunder.

1.11        “Early Retirement Date” means the earliest date on which the Participant has attained age 55, has been credited with at least fifteen (15) Years of Service, and has attained the fifth anniversary of such Participant’s initial date of participation hereunder.

1.12        “Effective Date” means March 29, 1996, the first day of the Company’s 1997 fiscal year. The general Effective Date of this amendment and restatement of the Plan is January 1, 2006; the effective date of those provisions intended to bring the Plan into compliance with Code Section 409A is January 1, 2005.

1.13        “Enhancement Plan Benefit” means the benefit payable in accordance with the Plan. No additional Enhancement Plan Benefit shall accrue after December 31, 2006.

1.14        “Final Average Compensation” means the average of the Participant’s Compensation earned during the last three (3) complete calendar years of employment with the Company prior to commencing payments under the Plan, which average shall be calculated in the same manner as under the Basic Retirement Plan but which shall not be recalculated if a Participant works beyond his Normal Retirement Date. The calculation of Final Average Compensation shall not include any calendar years beginning after December 31,2006.

1.15        “Normal Retirement Date” means the date on which the Participant attains age 65, but in no event earlier than the date as of which the Participant has completed five (5) Years of Service with the Company.

1.16        “Officer” means an employee of the Company who has been appointed by the Board of Directors to a position as a corporate officer at or above the title of Vice President.

1.17        “Participant” means any Officer who meets the eligibility requirements of, and is designated and approved as set forth in, Section 2.1.

1.18        “Plan” means this American Multi-Cinema, Inc. Retirement Enhancement Plan.

1.19        “Surviving Spouse” means the spouse of an active or retired Participant who is legally married to the Participant on the Participant’s date of death.

1.20        “Total and Permanent Disability” or “Disability” means a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.21        “Year of Service” means each calendar year prior to a Participant’s Normal Retirement Date during which the employee is credited with employment on a full-time basis, provided that the employee is employed by the Company or an Affiliate for the entire calendar year. In the year during which the employee’s employment (or reemployment) commencement date or death, disability or retirement date occurs, such employee’s Years of Service shall also include a partial Year of Service (expressed in terms of completed months) for the applicable portion of the year in question. No additional Year(s) of Service shall be credited after December 3 1, 2006.

SECTION II
ELIGIBILITY TO PARTICIPATE

2.1          Eligibility. An Officer of the Company shall be eligible to become a Participant of the Plan at such time, if any, as he or she is designated and approved for participation by the Board of Directors, in its discretion. The Officers designated as Participants as of the Effective Date of this restatement of the Plan are shown on Exhibit A attached hereto. No Officer(s) shall first become eligible to participate in the Plan after December 31,2006.

SECTION III
ELIGIBILITY FOR AND AMOUNT OF BENEFITS

3.1          Eligibility. Each Participant is eligible to receive an Enhancement Plan Benefit beginning on or after the Participant’s Early Retirement Date or Normal Retirement Date, unless the Enhancement Plan Benefit is forfeited as hereinafter provided.

3.2          Normal Retirement Benefit.

(a)           The Enhancement Plan Benefit of a Participant who reaches his Normal Retirement Date shall be an annual amount payable monthly for the life of the Participant commencing on the first day of the month following such Normal Retirement Date equal to (i) minus (ii) minus (iii) minus (iv), where (i), (ii), (iii) and (iv) are:

(i)            Sixty percent (60%) of the Participant’s Final Average Compensation;

(ii)           (ii) the Participant’s Basic Retirement Plan Benefit;

(iii)          (iii) the Participant’s Primary Social Security benefit at age 65 or, if later, the Participant’s Normal Retirement Date;

(iv)          (iv) an amount equal to an annual annuity commencing at the Normal Retirement Date attributable to the Company’s contributions (but not attributable to the Participant’s contributions, as applicable) to the AMC SERP Plan adopted effective January 1, 1994, the American Multi-Cinema, Inc. 401(k)

Savings Plan, and the AMC Nonqualified Deferred Compensation Plan.

(b)           In calculating a Participant’s Accrued Benefit hereunder, the amounts attributable to each benefit source under Section 3.2 shall be determined using the actual benefit payable from such benefit source, if payments from such source already have commenced at the time of calculation. If such amount from each benefit source is not payable in the form of a life annuity, the amount determined under Sections 3.2(a)(ii), 3.2(a)(iii) and 3.2(a)(iv) as appropriate shall be the amount of an actuarially equivalent life annuity commencing on the later of the date such benefit commences and the date the Enhancement Plan Benefits commence.

(c)           If a Participant has completed fewer than 25 Years of Service, the benefit calculated in Subsection (a)(i) above shall be adjusted by multiplying the benefit by a fraction, the numerator of which is the Participant’s Years of Service at the date of determination and the denominator of which is 25.

(d)           Notwithstanding any provision hereof to the contrary, because the Company has “frozen” the Plan as of December 31,2006, with no additional Enhancement Plan Benefits to accrue thereafter:

(i)            the benefit of a Participant who has not retired prior to December 31,2006 shall be based on amounts determined under Section 3.2(a)(i) to (iv) above as of December 31, 2006 (based on the methods of calculation described in Section 1.1) and shall be frozen as of said date;

(ii)           a Participant’s frozen benefit will be calculated based only on his Years of Service credited as of December 31, 2006, with the amount of such benefit subject to reduction as described in Section 3.2(c) above; and

(iii)          if a Participant is not eligible under Section 3.3 below for an Early Retirement Benefit as of December 31,2006, he nevertheless may qualify for an Early Retirement Benefit or a Normal Retirement Benefit based on his employment with the Company after December 31, 2006, provided any benefit to which he may become entitled shall equal the amount of his “frozen” benefit calculated as of December 31, 2006, shall be subject to reduction under Section 3.3, and shall be subject to the other terms and provisions hereof.

3.3          Early Retirement Benefit. A Participant who has attained his Early Retirement Date and has retired thereafter (or whose employment has terminated previously under the circumstances described in Section 3.8(d)) shall receive a monthly retirement benefit in an amount equal to his Accrued Benefit, reduced by six and two thirds percent (6 213%) for each of the first five years by which commencement precedes age 65 and an additional three and one-third percent (3 113%)for each year by which such commencement precedes age 60. In each case, such reductions shall be applied on a pro-rata basis for less than full years.

3.4          Deferred Retirement Benefit. A Participant’s Accrued Benefit shall commence at his Normal Retirement Date whether or not the Participant continues to be employed by the Company.

3.5          Death While Actively Employed and Prior to Commencement of Benefits. If a Participant dies while actively employed before his Enhancement Plan Benefit has commenced, the Participant’s Surviving Spouse, if any, shall be entitled to receive a monthly benefit for life commencing on the first day of the month coincident with or following the later of (a) the Participant’s death and (b) the date the Participant would have first become eligible to receive his Enhancement Plan Benefit under Section 3.1 based on his Years of Service at the time of his death. The amount of this benefit shall be 50% of the Participant’s Accrued Benefit actuarially reduced for payment as a 50% Joint & Contingent annuity, and further reduced, as applicable, under Section 3.3 for commencement before the Participant’s attainment of age 65.

3.6          Death After Commencement of Benefits. If a Participant dies after his Enhancement Plan Benefit has commenced, his beneficiary shall be entitled to receive the amount payable, if any, under the form of benefit elected by such Participant. If a Participant dies after he has retired but prior to commencement of his benefit, his election under Section 4.1 shall be void and his Surviving Spouse shall be entitled to the benefit described in Section 3.5.

3.7          Disability Benefit. Upon Total and Permanent Disability, a Participant shall be entitled to an immediate annual disability benefit, payable for the life of the Participant, equal to his Accrued Benefit determined under Section 3.2 as of his date of disability but without reduction by reason of early commencement, payable commencing as of the first day of the month following the date of such disability, but reduced by the monthly benefit amount, if any, under any long term disability plan or policy provided by the Company.

3.8          Forfeiture Upon Termination of Employment.

(a)           If a Participant’s employment with the Company or an Affiliate terminates for any reason other than death, Disability, or under the circumstances described in Section 3.8(d) below, prior to such Participant’s Early Retirement Date, the Participant shall forfeit all right to any benefit under the Plan.

(b)           If a Participant voluntarily terminates his employment with the Company or an Affiliate or the Participant’s employment is terminated by the Company other than for Cause (as defined below), after the Participant’s Early Retirement Date, the Participant shall be entitled to receive his Accrued Benefit under Section 3.2 or 3.3, as applicable.

(c)           If a Participant’s employment is terminated by the Company for Cause, at any time, including after his Early Retirement Date or Normal Retirement Date, the Participant shall forfeit all rights to benefits under the Plan. Termination “for Cause” means termination upon:

(i)            the willful and continued failure by the Participant to perform substantially his duties with the Company (other than any such failure resulting from disability), after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes the Participant has not substantially performed his duties, or

(ii)           the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(d)           If a Participant’s termination of employment with the Company or an Affiliate, at any time, is deemed by the Company to have occurred as a result of Change of Control and does in fact occur within six (6) months before or eighteen (18) months following the effective date of such Change of Control, the Participant shall be entitled to receive the amount of his Accrued Benefit, calculated under Section 3.2 and payable at the time determined under Section 4.2.

A “Change in Control” of the Company for purposes of this Section 3.8, shall be (a) as defined from time to time in the Participant’s Employment Agreement with the Company, or (b) if no such employment agreement is in effect, as defined in the 2004 Stock Option Plan of Marquee Holdings Inc. Notwithstanding the foregoing, to the extent that a distribution from the

Plan is to commence solely by reason of a Change in Control, such distribution shall not commence (and shall be delayed until another event permitting distribution hereunder occurs), unless the facts and circumstances giving rise to the Change in Control also constitute a “change of control event” as defined in Code Section 409A(a)(2)(A)(v)and regulations thereunder.

(e)           Notwithstanding any of the foregoing to the contrary, if a Participant’s employment terminates by reason of circumstances constituting a “disability” under the terms of the Participant’s Employment Agreement with the Company, but which circumstances do not also constitute a “Total and Permanent Disability” under Section 1.20 above, the Participant shall be entitled to the benefit described in Section 3.7 (“Disability Benefit”), but such benefit only will commence when the Participant has a separation from service with the Company and its Affiliates (within the meaning of Code Section 409A).

3.9          Maximum Annual Payment. In the event the payment of all or any portion of an annual Enhancement Plan Benefit would be nondeductible by the Company or any Affiliate in any year under the terms of Section 162(m)of the Code, such nondeductible amount shall be deferred and paid in a lump sum as soon as practicable in the immediately following year.

SECTION IV
FORM AND COMMENCEMENT BENEFITS

4.1          Form of Benefits. Upon commencement of benefits pursuant to Sections 3.2, 3.3 or 3.4, a Participant shall be deemed to have elected to receive his Enhancement Plan Benefit as a life annuity or, prior to the later of (i) the Participant’s initial date of eligibility to participate in the Plan and (ii) December 31, 2006, the Participant may irrevocably elect to receive his Enhancement Plan Benefit in such alternate annuity form as would be permitted (at the time of the Participant’s election) under the then terms of the Basic Retirement Plan. Any alternative form of annuity shall be the Actuarial Equivalent of the Participant’s Accrued Benefit payable as a life annuity. Failure to make a timely election will be deemed to be an ejection of the life annuity form of benefit.

4.2          Commencement of Benefits. An Enhancement Plan Benefit payable to a Participant pursuant to Sections 3.2, 3.3 or 3.4 shall commence to be paid on the first day of the month coincident with or next following the Participant’s termination of employment (other than for Cause) on or after his Early Retirement Date and, in any event, coincident with or next following his Normal Retirement Date, unless calculation of the benefit or other circumstances as reasonably determined by the Administrator cause a temporary delay in such payment. In the event payment of a Participant’s benefit is delayed more than thirty (30) days beyond the date the Participant otherwise would be entitled to the payment hereunder, the amount of such delayed payment(s) shall be increased by an interest factor equal to the then actuarially assumed rate of return under the Basic Retirement Plan. An Enhancement Plan Benefit payable to a Surviving Spouse pursuant to Section 3.5 or 3.6 shall commence as set forth in Section 3.5 or 3.6. An Enhancement Plan Benefit payable by reason of Section 3.8(d) shall commence as of the Participant’s Early Retirement Date.

SECTION V
AMENDMENT AND TERMINATION

5.1          Amendment or Termination. The Company expressly reserves the right to amend or terminate the Plan at any time and in any manner, in its sole discretion, without prior notice to, or the consent of, any party. Any amendment or termination shall be adopted pursuant to a resolution of the Board of Directors and shall be effective, retroactively or prospectively, as of the date specified in such resolution. No amendment or termination of the Plan shall deprive any Participant or Surviving Spouse of any Enhancement Plan Benefit currently being paid or payable under the Plan.

SECTION VI
ADMINISTRATION

6.1          Administrator. The Plan shall be administered by the Administrator, which shall have the authority to interpret the Plan, to determine eligibility hereunder, to determine the nature and amount of benefits and to decide and settle disputes relative to the rights of any party under the Plan, all in its sole discretion. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Administrator shall be final and conclusive upon all parties for all Plan purposes. All interpretations of the Plan or determinations of entitlement to benefits shall be in writing, signed by authority of the Administrator.

6.2          Claims Procedure.

(a)           The Administrator shall prescribe a form for the presentation of claims under the terms of this Plan.

(b)           Upon presentation to the Administrator of a claim on the prescribed form, the Administrator shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Administrator shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

(i)            the specific reason or reasons for the denial;

(ii)           specific references to pertinent provisions of the Plan on which the denial is based;

(iii)          a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)          appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.

(c)           In the event of a denial of a claim, the claimant or his or her duly authorized representative may appeal such denial to the Administrator for a full and fair review of the adverse determination. Claimant’s request for review must be in writing and made to the Administrator within 60 days after receipt by claimant of the written notification required under Section 6.2(b); provided, however, such 60-day period shall be extended if circumstances so warrant. Claimant or his or her duly authorized representative may submit issues and comments in writing which shall be given full consideration by the Administrator in its review.

(d)           The Administrator may, in its sole discretion, conduct a hearing. A request for a hearing made by claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

(e)           A decision on a request for review shall be made by the Administrator not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension.

(f)            The Administrator’s decision on review shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant. If the decision on review is not furnished in accordance with the foregoing, the claim shall be deemed denied on review.

SECTION VII
MISCELLANEOUS

7.1          No Effect on Employment Rights. Neither the establishment of the Plan nor anything contained herein will confer upon any Participant the right to be retained in the service of the Company or any Affiliate nor limit the right of the Company or any Affiliate to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

7.2          Funding. The Plan shall be and remain at all times unfunded and unsecured, and no provisions shall at any time be made with respect to segregating any assets of the Company for payment of benefits hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan. To the extent that the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.3          Spendthrift Provisions. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

7.4          Applicable Law. The Plan is established under and will be construed according to the laws of the State of Missouri, to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”) and valid regulations promulgated thereunder. The Plan also shall be construed and enforced so as to comply with the provisions of Code Section 409A and regulations thereunder.

7.5          Incapacity of Recipient. In the event a Participant or Surviving Spouse is declared incompetent and a conservator or other person legally charged with the care of the person or the estate of the Participant or Surviving Spouse is appointed, any benefits under the Plan to which such Participant or Surviving Spouse is entitled shall be paid to the conservator or other person legally charged with the care of the Participant. Except as provided in the preceding sentence, should the Administrator, in its discretion, determine that a Participant or Surviving Spouse is unable to manage personal affairs, the Administrator may make distributions to any person for the benefit of the Participant or Surviving Spouse.

7.6          Unclaimed Benefit. Each Participant shall keep the Company informed of a current address and the current address of the Participant’s Surviving Spouse. The Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which any payment of the Participant’s Enhancement Plan Benefit may be made, such benefit shall be forfeited but will be reinstated if a claim therefore is filed by the Participant or his legal representative.

7.7          Select Group. This Plan is “maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” of the Company and is intended to qualify as a “Top Hat” plan under ERISA.

7.8          Gender and Number. The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers this 20th day of December, 2006.

AMERICAN MULTI-CINEMA, INC.

By:	/s/ Kevin M. Connor	By:	/s/ Keith P. Wiedenkeller
	Kevin M. Connor		Keith P. Wiedenkeller
	Senior Vice President		SVP of Human Resources

EXHIBIT A

PARTICIPANTS ON THE EFFECTIVE DATE OF THE
RESTATEMENT OF THE PLAN

Chairman & CEO	Peter C. Brown
EVP & COO	Phillip M. Singleton

1